As filed with the Securities and Exchange Commission on August 7, 2008.

File No. 333-142931

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-142931

UNDER THE SECURITIES ACT OF 1933

SUPERIOR ESSEX INC.

(Exact name of Registrant as specified in its charter)

Delaware	20-0282396
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

150 Interstate North Parkway, Atlanta, Georgia 30339

(770) 657-6000

(Address, including zip code, of principal executive offices)

Superior Essex Inc. Amended and Restated 2005 Incentive Plan

(Full title of the plan)

BARBARA L. BLACKFORD Executive Vice President, General Counsel and Secretary Superior Essex Inc. 150 Interstate North Parkway Atlanta, Georgia 30339 (770) 657-6000
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Nonaccelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 of Superior Essex Inc. (the “Company”):

File No. 333-142931, pertaining to the registration of 500,000 shares of common stock, par value $0.01 per share of the Company (“Common Stock”), which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on May 14, 2007 (the “Registration Statement”).

On June 11, 2008, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with LS Corp. (formerly known as LS Cable Ltd.), a corporation organized under the laws of the Republic of Korea (“Parent”). The Agreement was joined by Cyprus Acquisition Merger Sub, Inc. (“Purchaser”), a Delaware corporation and an indirect subsidiary of New LS Cable, pursuant to a Joinder Agreement dated as of June 30, 2008. The Agreement was further joined by LS Cable Ltd. (“New LS Cable”), a newly established corporation organized under the laws of the Republic of Korea and a wholly owned subsidiary of Parent, pursuant to an Assignment and Joinder Agreement dated as of July 2, 2008. The Agreement contemplated that Purchaser would merge with and into the Company, with the Company surviving as an indirect subsidiary of Parent (the “Merger”). The Merger became effective on August 7, 2008 at 5:00 p.m., New York City time (the “Effective Time”) as a result of filing a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

At the Effective Time, each share of common stock of the Company issued and outstanding immediately prior to the Merger was cancelled and (other than shares held in the treasury of the Company or owned by Parent or any direct or indirect wholly owned subsidiary of Parent or the Company or held by stockholders who properly demand and perfect appraisal rights under Delaware law) converted into the right to receive $45.00 per share in cash, without interest thereon and less any amounts required to be withheld under applicable U.S. federal, state or local tax laws.

As a result of the Merger, the offerings pursuant to the Registration Statement have been terminated. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Superior Essex Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 7, 2008.

SUPERIOR ESSEX INC.

By:	/s/ Stephen M. Carter
Stephen M. Carter
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Stephen M. Carter Stephen M. Carter	Chief Executive Officer (Principal Executive Officer) and Director	August 7, 2008
/s/ David S. Aldridge David S. Aldridge	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	August 7, 2008
/s/ Tracye C. Gilleland Tracye C. Gilleland	Senior Vice President, Finance and Corporate Controller (Principal Accounting Officer)	August 7, 2008
* Monte R. Haymon	Chairman of the Board	August 7, 2008
* Stephanie W. Bergeron	Director	August 7, 2008
* Denys Gounot	Director	August 7, 2008
* James F. Guthrie	Director	August 7, 2008
* Andrew P. Hines	Director	August 7, 2008

* Thomas H. Johnson	Director	August 7, 2008
* Perry J. Lewis III	Director	August 7, 2008
* Joseph M. O’Donnell	Director	August 7, 2008
*By: /s/ Barbara L. Blackford Barbara L. Blackford Attorney-in-Fact

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